Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 1, 2013
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

AETRIUM AND CONCERNED SHAREHOLDERS REACH ACCORD

St. Paul, Minn (2/1/13)—Aetrium Incorporated (the “Company” or “Aetrium”) (Nasdaq: ATRM) and Concerned Aetrium Shareholders (“CAS”) jointly announce that the Company, the incumbent directors of the Company, and CAS have reached a settlement agreement allowing five members of CAS to immediately join Aetrium’s Board, resulting in an eleven member Board, and setting the date of the regular annual shareholder meeting for May 15, 2013 with voting to be conducted following the Company’s historical practices.

“This settlement will allow the Company to focus on its operations and will let the shareholders choose the ongoing directors at the May annual shareholder meeting.”  Joseph Levesque, Chief Executive Officer of the Company stated.

Jeffrey Eberwein, spokesman for CAS, stated “We are pleased to have reached an accommodation with the incumbent directors that provides our immediate participation on the Aetrium Board and will allow the shareholders to elect directors at the 2013 Annual Meeting without further complications.”

Pursuant to the settlement, five CAS nominees have been added to the Company’s Board of Directors, the 2013 Annual Meeting of the Company has been set for May 15, 2013, and the incumbent directors and CAS will confer to determine whether an agreement can be reached on a slate of directors to be submitted by the Company. If agreement cannot be reached, both the Company and CAS will be free to propose competing five member slates for a vote at the annual meeting.

The Company and CAS have each dismissed their competing claims filed in the pending litigation commenced by CAS. The Company is paying CAS $85,000 as part of settlement of the litigation.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.